Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:
Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	david.rubinger@equifax.com

Equifax Expects to Report 2007 Revenue Growth and Adjusted EPS

Consistent with Guidance

Company to Release Fourth Quarter and Full Year Results on February 4, 2008

ATLANTA, January 14, 2008 — Equifax Inc. (NYSE: EFX) today announced that it expects to report 2007 revenue growth and adjusted earnings per share (EPS) consistent with the company’s most recent management guidance issued on October 22, 2007. Equifax estimates full year revenue growth will be approximately 19 percent compared to the prior year and adjusted EPS to be in the range of $2.29 to $2.31, excluding the benefit of a lower than anticipated fourth quarter tax rate. These expectations are based on a preliminary review of the company’s unaudited full year and fourth quarter 2007 results which are scheduled to be reported on February 4, 2008, and are subject to adjustments arising in the normal course of completing the fourth quarter and year end financial close process.

Adjusted earnings per share, a non-GAAP financial measure, is defined by the company as earnings per share plus the after-tax effect of the amortization of acquisition-related intangible assets.

“Based on our preliminary analysis of Equifax’s performance for 2007, I am pleased to report that Equifax expects to deliver solid revenue and adjusted EPS growth,” said Richard F. Smith, Equifax Chairman and CEO. “Strong contributions from many businesses helped offset challenges that have resulted from softness in U.S. consumer credit markets.”

Equifax’s preliminary results were aided by contributions from:

•                  Equifax International: Equifax businesses in Europe, Canada (consumer) and Latin America continued to perform well, collectively delivering double-digit local currency revenue growth in the fourth quarter of 2007 and high single-digit local currency revenue growth for the full year, while maintaining solid operating margins.

•                  North America Personal Solutions: Equifax’s direct-to-consumer business grew revenue in excess of 20 percent for the fourth quarter and full year 2007, driven by solid execution of its strategic transformation. Personal Solutions added 420,000 new customers to its credit monitoring products in 2007, representing a 41 percent increase from 2006.

•                  North America Commercial Solutions: North America Commercial Solutions added strong double-digit growth in revenue for the fourth quarter of 2007. In 2007, U.S. commercial transaction volume grew 33 percent to 4.7 million transactions. More than 85 percent of those transactions also included an Equifax Commercial Risk Score.

•                  TALX: TALX grew at a double-digit rate in the fourth quarter of 2007 as compared to its results in the same quarter a year ago. The Work Number added more than 7 million new records in the fourth quarter of 2007, bringing the total number of new records in 2007 to more than 23 million.

The strength in these businesses drove solid growth for the total company despite the U.S. Consumer Information Solutions business reporting a modest decline in revenue in the fourth quarter of 2007, and full year 2007 revenue which was essentially flat compared to the prior year.

Equifax is scheduled to report financial results for the three and twelve months ended December 31, 2007 in a press release to be issued after the market close on Monday, February 4. Equifax also will announce its guidance for 2008 at that time.

Today’s press release and, when issued, the February 4th earnings release, will be available on the company’s website at www.equifax.com. Equifax will sponsor a live webcast of its quarterly earnings conference call beginning at 8:30 a.m. EST on Tuesday, February 5, 2008. To access the broadcast, go to the Investor Center on the Equifax home page at www.equifax.com and click on the webcast link at least 15 minutes prior to the start time. A replay will be available after the conclusion of the live webcast.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability. Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more. We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, adjustments arising in the normal course of completing the Company’s fourth quarter and year end financial closing process and year end audit; changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, the outcome of pending litigation, the impact of tax audits by the IRS or other taxing authorities, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2006, in “Risk Factors” in TALX Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.